EXHIBIT 99.1

CONTACT:	Corporate Communications
404-715-2554

Investor Relations
404-715-6679

Delta Air Lines Reports Results for June 2005 Quarter

ATLANTA, July 21, 2005 – Delta Air Lines (NYSE: DAL) today reported results for the quarter ended June 30, 2005. Key points include:

•	Delta’s second quarter net loss was $382 million, or $2.64 per share

•	Excluding special items, the second quarter net loss was $304 million, or $2.11 per share

•	Mainline unit costs decreased 3.9 percent compared to the June 2004 quarter; excluding fuel expense and special items, mainline unit costs decreased 14.3 percent compared to the prior year quarter[1,2]

•	Delta’s second quarter operating loss was $129 million, including a $385 million year-over-year increase in fuel expense

Delta reported a net loss for the June 2005 quarter of $382 million, or $2.64 per share, compared to a net loss of $2.0 billion, or $15.79 per share, in the prior year quarter. Excluding the special items described below, the June 2005 quarter net loss was $304 million, or $2.11 per share, compared to a net loss of $312 million, or $2.55 per share, in the prior year quarter.2

Delta’s operating loss for the June 2005 quarter was $129 million. Excluding the special items described below, the operating loss for the June 2005 quarter was $33 million. Both figures include a $385 million increase in fuel expense over the prior year quarter.

“Delta’s second quarter results reflect both the solid progress we are making in implementation of our transformation plan, and the substantial challenges we are facing,” said Gerald Grinstein, Delta’s chief executive officer. “As part of our companywide focus on reducing costs and increasing revenue, we have pursued a wide range of initiatives, including fuel conservation measures, debt-for-equity exchanges, implementation of a new revenue management system, surcharges on many of our trans-Atlantic flights and additional significant fare initiatives, among many others. Improvements in unit costs, passenger revenue and revenue per available seat mile are proof that these efforts are working.

“At the same time, however, record-high fuel prices and other factors out of our control during the quarter outpaced our transformation initiatives and masked our progress. Our management team recognizes that further change is essential – and it must be implemented with even greater speed – if we are to achieve our goals in the increasingly competitive aviation marketplace. I am confident everyone at Delta will rise to the challenge as we strive to improve our competitive and financial positions, while continuing to provide the travel experience our customers expect,” Grinstein concluded.

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Operating revenues for the June 2005 quarter increased 5.7 percent, while passenger unit revenues increased 1.2 percent compared to the prior year quarter. The load factor for the June 2005 quarter was 78.2 percent, a 1.6 point increase compared to the prior year quarter. System capacity rose 4.8 percent and mainline capacity increased 4.5 percent. Detailed traffic, capacity, load factor, yield and passenger unit revenue information is provided in Note 2, attached below.

Due to sharply higher fuel costs, operating expenses for the June 2005 quarter increased 2.7 percent from the prior year quarter, although consolidated system unit costs decreased 2.0 percent and mainline unit costs decreased 3.9 percent compared to the prior year period.

Excluding the special items described below, operating expenses for the June 2005 quarter increased 3.3 percent from the prior year period, although consolidated system unit costs decreased 1.5 percent and mainline unit costs decreased 3.2 percent as compared to the prior year period. Excluding fuel expense and the special items described below, consolidated system unit costs decreased 11.6 percent and mainline unit costs decreased 14.3 percent.

Fuel expense increased 57.5 percent, or $385 million, over the prior year period with approximately 95 percent of the increase resulting from higher fuel prices. Average fuel price per gallon for the June 2005 quarter was $1.60, a 53.3 percent increase over the prior year period. Based on Delta’s expected fuel consumption for 2005, every one cent increase in the average annual cost per gallon of jet fuel results in approximately $25 million in additional mainline fuel expense per year.

Guidance on capacity, unit costs and other items is provided below.

Liquidity and Financial Transactions

At June 30, 2005, Delta had $2.0 billion in cash and cash equivalents and short-term investments, of which $1.7 billion was unrestricted. Cash flows used in operations were $122 million in the June 2005 quarter. Capital expenditures for the quarter were approximately $240 million, including approximately $150 million for regional jet aircraft delivered under seller financing. During the June 2005 quarter, Delta paid approximately $95 million of required contributions to its defined benefit and defined contribution pension plans. Debt maturities paid during the quarter totaled approximately $80 million.

During the June 2005 quarter, two financial covenants under Delta’s financing agreements with General Electric Capital Corporation and American Express were amended. The changes:

•	lowered the level of EBITDAR (earnings before interest, taxes, depreciation, amortization and aircraft rent, as defined) that Delta must achieve for certain specified periods; and

•	increased the unrestricted funds Delta is required to maintain to not less than $1 billion until December 2007.

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Additionally, during the June 2005 quarter, Delta completed three separate transactions in which the holders of $45 million principal amount of the company's 7.7% Notes due 2005 exchanged those unsecured notes for a total of 11.3 million shares of Delta's common stock.

During the quarter, Delta also completed the sale of one MD-11 aircraft, resulting in proceeds of $26 million.

In addition, Delta deferred delivery of eight Boeing 737-800 aircraft from 2006 to 2008. As a result of these deferrals, Delta has no mainline aircraft deliveries scheduled in 2006.

Explanation of Special Items

In the June 2005 quarter, Delta recorded special items totaling a net $78 million charge. These items, which did not impact the company’s cash balance at June 30, 2005, are described below:

(1)	A $96 million net charge associated with pension and related items. This net charge primarily reflects a $104 million settlement charge related to lump sum distributions to 354 pilots who retired under the company’s defined benefit pension plan for pilots (Pilot Plan). As a result of these distributions, Delta must accelerate the recognition of actuarial losses in accordance with Statement of Financial Accounting Standards No. 88[3]; and

(2)	An $18 million benefit from a net reduction in Delta's required deferred income tax asset reserve.

In the June 2004 quarter, Delta recorded special items totaling a $1.7 billion charge, including (1) a $1.5 billion charge related to its deferred income tax asset reserve; and (2) a $117 million settlement charge related to the Pilot Plan.

Transformation Plan

In late 2004, Delta announced its comprehensive transformation plan, with the goal of delivering approximately $5 billion in annual benefits by the end of 2006 (as compared to 2002) while also improving the service Delta provides to its customers. As of June 30, 2005, Delta has implemented initiatives intended to achieve approximately 85 percent of the targets of the transformation plan, and believes it is on track to deliver the full $5 billion in benefits by the end of 2006. Due largely to successful implementation of these initiatives, Delta’s operating expenses, excluding fuel, were down significantly in the June 2005 quarter, compared to the prior year period, despite an increase in capacity.

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SimpliFaresTM

On July 14, 2005, Delta announced that, largely as a result of unprecedented increases in fuel prices, it raised the top fares under its domestic SimpliFares™ program by $100 each way. SimpliFares continues to offer very competitive fares in the industry and the program retains its other popular features such as no Saturday-night stay requirement; reducing most special service fees to $50; and 1,000 bonus miles and no direct ticketing fees for tickets purchased through delta.com.

2005 Guidance

Delta expects that 2005 capacity for the consolidated system will increase 5-6 percent over 2004, including a 6-7 percent year-over-year increase in the September 2005 quarter and a 5-6 percent year-over-year increase in the December 2005 quarter. These increases are slightly lower than previous guidance as a result of Delta’s plans to trim overall capacity in the fall and winter months to adjust for seasonal demand and the planned removal from service of up to 14 mainline aircraft during the September and December 2005 quarters.

Capital expenditures for the September 2005 quarter are estimated to be approximately $200 million, including approximately $60 million for aircraft. Capital expenditures for 2005 are estimated to be approximately $800 million, including approximately $360 million for aircraft. Delta has agreements in place for the financing of its regional jet aircraft deliveries in 2005. The final mainline aircraft delivered in 2005 was immediately sold to a third party upon delivery from the manufacturer in July, pursuant to a previously announced agreement.

The following table includes certain projected information for the periods presented.

Year-Over-Year Changes

	Q3 2005	Full Year 2005

Capacity	Up 6 to 7%	Up 5 to 6%

Consolidated unit costs, excluding fuel expense and special items[4] (vs. prior year unit costs, excluding fuel expense and special items)	Down 13 to 15%	Down 11 to 13%

Mainline unit costs, excluding fuel expense and special items[4] (vs. prior year unit costs, excluding fuel expense and special items)	Down 15 to 17%	Down 13 to 15%

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Other Matters

Attached to this press release are Delta’s Consolidated Statements of Operations for the three and six months ended June 30, 2005, and 2004; a statistical summary for those periods; selected balance sheet data as of June 30, 2005 and December 31, 2004; and a reconciliation of certain GAAP to non-GAAP financial measures. The Consolidated Statements of Operations show Delta’s net loss as reported under GAAP, as well as Delta’s net loss excluding the special items described above. Delta believes this information is helpful to investors to evaluate recurring operational performance because the special items discussed above are not representative of recurring operations. For further information, please see Note 1 to the attached Consolidated Statements of Operations.

Webcast

Delta will host a webcast to discuss its quarterly results today, July 21, 2005, at 9:00 a.m. Eastern Daylight Time. The webcast is available via the Internet at www.delta.com/inside/investors/index.jsp.

About Delta

Delta Air Lines is the world’s second-largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offering daily flights to 484 destinations in 87 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. Delta's marketing alliances allow customers to earn and redeem frequent flier miles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Customers can check in for flights, print boarding passes and check flight status at delta.com.

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Endnotes

1 Delta presents mainline unit costs excluding fuel expense and special items because management believes (a) the record high fuel prices during the June 2005 quarter mask the progress the Company achieved toward its transformation plan targets and (b) the exclusion of the special items is helpful to investors to evaluate the Company’s recurring operational performance.

2 Note 1 to the attached Consolidated Statements of Operations shows a reconciliation of Delta’s net loss reported under accounting principles generally accepted in the United States (GAAP) to the net loss excluding special items, as well as reconciliations of other financial measures including and excluding special items.

3 Statement of Financial Accounting Standards No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.”

4 Delta is unable to reconcile this financial measure to unit costs under GAAP for the future periods presented because Delta cannot project in the future periods presented (1) the special items that may occur or (2) fuel costs due to the current volatility in the market.

Statements in this news release that are not historical facts, including statements regarding Delta’s estimates, beliefs, expectations, intentions, strategies or projections, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to reduce operating expenses, our ability to meet our liquidity needs, our ability to renew or replace our existing Visa/MasterCard processing contract, our ability to comply with financial covenants in our loan agreements, our debt and pension plan funding obligations, pilot early retirements, the cost of aircraft fuel, the effect of credit ratings downgrades, interruptions or disruptions in service at one of our hub airports, our increasing dependence on technology in our operations, labor issues, restructurings by competitors, the effects of terrorist attacks and competitive conditions in the airline industry. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-Q, filed with the Commission on May 10, 2005. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of July 21, 2005, and which Delta has no current intention to update.

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DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,

	2005	2004	Percent Change

(in millions, except share data)
OPERATING REVENUES:
Passenger:
Mainline	$3,045	$2,895	5.2%
Regional Affiliates	830	761	9.1%
Cargo	127	125	1.6%
Other, net	183	180	1.7%

Total operating revenues	4,185	3,961	5.7%

OPERATING EXPENSES:
Salaries and related costs	1,298	1,584	-18.1%
Aircraft fuel	1,054	669	57.5%
Depreciation and amortization	326	311	4.8%
Contracted services	270	249	8.4%
Contract carrier arrangements	211	237	-11.0%
Landing fees and other rents	227	220	3.2%
Aircraft maintenance materials and outside repairs	206	164	25.6%
Aircraft rent	151	182	-17.0%
Passenger commissions and other selling expenses	186	203	-8.4%
Passenger service	95	85	11.8%
Pension settlements, restructuring and related items, net	96	117	-17.9%
Other	194	181	7.2%

Total operating expenses	4,314	4,202	2.7%

OPERATING LOSS	(129)	(241)	46.5%

OTHER INCOME (EXPENSE):
Interest expense	(288)	(197)	-46.2%
Interest income	14	8	75.0%
Fair value adjustments of SFAS 133 derivatives	3	5	-40.0%
Miscellaneous expense, net	—	(4)	100.0%

Total other expense, net	(271)	(188)	-44.1%

LOSS BEFORE INCOME TAXES	(400)	(429)	6.8%

INCOME TAX BENEFIT (PROVISION)	18	(1,534)	101.2%

NET LOSS	(382)	(1,963)	80.5%

PREFERRED STOCK DIVIDENDS	(6)	(5)	-20.0%

NET LOSS ATTRIBUTABLE TO COMMON
SHAREOWNERS	$(388)	$(1,968)	80.3%

BASIC AND DILUTED LOSS PER SHARE	$(2.64)	$(15.79)	83.3%

NET LOSS EXCLUDING SPECIAL ITEMS - see Note 1	$(304)	$(312)	2.6%

BASIC AND DILUTED LOSS PER SHARE
EXCLUDING SPECIAL ITEMS - see Note 1	$(2.11)	$(2.55)	17.3%

WEIGHTED AVERAGE SHARES USED IN BASIC AND DILUTED
LOSS PER SHARE COMPUTATION:	146,820,375	124,690,747	17.7%

OPERATING MARGIN	-3.1%	-6.1%	3.0	pts

DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)

Six Months Ended
June 30,
			Percent
2005		2004	Change

(in millions, except share data)
OPERATING REVENUES:
Passenger:
Mainline	$5,694	$5,455	4.4%
Regional Affiliates	1,520	1,442	5.4%
Cargo	259	247	4.9%
Other, net	359	346	3.8%

Total operating revenues	7,832	7,490	4.6%

OPERATING EXPENSES:
Salaries and related costs	2,709	3,193	-15.2%
Aircraft fuel	1,938	1,243	55.9%
Depreciation and amortization	639	618	3.4%
Contracted services	542	490	10.6%
Contract carrier arrangements	415	474	-12.4%
Landing fees and other rents	442	437	1.1%
Aircraft maintenance materials and outside repairs	383	321	19.3%
Aircraft rent	294	363	-19.0%
Passenger commissions and other selling expenses	378	376	0.5%
Passenger service	179	163	9.8%
Pension settlements, asset writedowns, restructuring and related items, net	627	117	NM
Other	372	324	14.8%

Total operating expenses	8,918	8,119	9.8%

OPERATING LOSS	(1,086)	(629)	-72.7%

OTHER INCOME (EXPENSE):
Interest expense	(556)	(391)	-42.2%
Interest income	28	21	33.3%
Fair value adjustments of SFAS 133 derivatives	1	(18)	105.6%
Miscellaneous expense, net	(2)	(10)	80.0%

Total other expense, net	(529)	(398)	-32.9%

LOSS BEFORE INCOME TAXES	(1,615)	(1,027)	-57.3%

INCOME TAX BENEFIT (PROVISION)	162	(1,319)	-112.3%

NET LOSS	(1,453)	(2,346)	38.1%

PREFERRED STOCK DIVIDENDS	(11)	(9)	-22.2%

NET LOSS AVAILABLE TO COMMON
SHAREOWNERS	$(1,464)	$(2,355)	37.8%

BASIC AND DILUTED LOSS PER SHARE	$(10.17)	$(18.95)	46.3%

NET LOSS EXCLUDING SPECIAL ITEMS - see Note 1	$(988)	$(910)	-8.6%

BASIC AND DILUTED LOSS PER SHARE
EXCLUDING SPECIAL ITEMS - see Note 1	$(6.94)	$(7.39)	6.1%

WEIGHTED AVERAGE SHARES USED IN BASIC AND DILUTED
LOSS PER SHARE COMPUTATION:	143,888,479	124,284,915	15.8%

OPERATING MARGIN	-13.9%	-8.4%	-5.5	pts

DELTA AIR LINES, INC.
Statistical Summary
(Unaudited)

	Three Months Ended
	June 30,
					Percent
	2005		2004		Change

Consolidated:

Revenue Passenger Miles (millions) [1]	31,664		29,584		7.0%
Available Seat Miles (millions) [1]	40,475		38,620		4.8%
Passenger Mile Yield [1]	12.24	¢	12.36	¢	-1.0%
Operating Revenue Per Available Seat Mile [1]	10.34	¢	10.26	¢	0.8%
Passenger Revenue Per Available Seat Mile [1]	9.58	¢	9.47	¢	1.2%
Operating Cost Per Available Seat Mile [1]	10.66	¢	10.88	¢	-2.0%
Operating Cost Per Available Seat Mile - excluding special items - see Note 1 [1]	10.42	¢	10.58	¢	-1.5%
Operating Costs Per Available Seat Mile - excluding fuel expense and special items - see Note 1 [1]	7.82	¢	8.85	¢	-11.6%
Passenger Load Factor [1]	78.23%		76.60%		1.6	pts
Breakeven Passenger Load Factor [1]	80.84%		81.66%		(0.8)	pts
Breakeven Passenger Load Factor - excluding special items - see Note 1[1]	78.91%		79.21%		(0.3)	pts
Passengers Enplaned (thousands) [1]	31,582		30,833		2.4%
Fuel Gallons Consumed (millions)	657		639		2.8%
Average Price Per Fuel Gallon, net of hedging gains	160.24	¢	104.53	¢	53.3%
Number of Aircraft in Fleet, End of Period	869		842		3.2%
Full-Time Equivalent Employees, End of Period	65,300		70,300		-7.1%

Mainline:
Revenue Passenger Miles (millions)	27,497		25,714		6.9%
Available Seat Miles (millions)	34,698		33,198		4.5%
Operating Cost Per Available Seat Mile	9.92	¢	10.32	¢	-3.9%
Operating Cost Per Available Seat Mile - excluding special items - see Note 1	9.65	¢	9.97	¢	-3.2%
Operating Costs Per Available Seat Mile - excluding fuel expense and special items - see Note 1	7.11	¢	8.30	¢	-14.3%
Number of Aircraft in Fleet, End of Period	522		550		-5.1%

[1] The statistics above include our contract carrier arrangements with Chautauqua Airlines, Inc., Atlantic Coast Airlines (2004 statistics only) and SkyWest Airlines, Inc.

DELTA AIR LINES, INC.
Statistical Summary
(Unaudited)

	Six Months Ended June 30,

Statistical Summary:	2005		2004		Percent Change

Consolidated:
Revenue Passenger Miles (millions) [1]	59,840		54,783		9.2%
Available Seat Miles (millions) [1]	78,352		74,369		5.4%
Passenger Mile Yield [1]	12.06	¢	12.59	¢	-4.2%
Operating Revenue Per Available Seat Mile [1]	10.00	¢	10.07	¢	-0.7%
Passenger Revenue Per Available Seat Mile [1]	9.21	¢	9.27	¢	-0.6%
Operating Cost Per Available Seat Mile [1]	11.38	¢	10.92	¢	4.2%
Operating Cost Per Available Seat Mile - excluding special items - see Note 1 [1]	10.58	¢	10.76	¢	-1.7%
Operating Cost Per Available Seat Mile - excluding fuel expense and special items - see Note 1 [1]	8.11	¢	9.09	¢	-10.8%
Passenger Load Factor [1]	76.37%		73.66%		2.7	pts
Breakeven Passenger Load Factor 1	87.87%		80.38%		7.5	pts
Breakeven Passenger Load Factor - excluding special items- see Note 1 [1]	81.24%		79.13%		2.1	pts
Passengers Enplaned (thousands) [1]	60,812		58,189		4.5%
Fuel Gallons Consumed (millions)	1,281		1,242		3.1%
Average Price Per Fuel Gallon, net of hedging gains	151.22	¢	100.02	¢	51.2%
Number of Aircraft in Fleet, End of Period	869		842		3.2%
Full-Time Equivalent Employees, End of Period	65,300		70,300		-7.1%

Mainline:
Revenue Passenger Miles (millions)	51,982		47,528		9.4%
Available Seat Miles (millions)	67,159		63,684		5.5%
Operating Cost Per Available Seat Mile	10.74	¢	10.35	¢	3.8%
Operating Cost Per Available Seat Mile - excluding special items- see Note 1	9.81	¢	10.17	¢	-3.5%
Operating Cost Per Available Seat Mile - excluding fuel expense and special items - see Note 1	7.40	¢	8.56	¢	-13.5%
Number of Aircraft in Fleet, End of Period	522		550		-5.1%

[1] The statistics above include our contract carrier arrangements with Chautauqua Airlines, Inc., Atlantic Coast Airlines (2004 statistics only) and SkyWest Airlines, Inc. for all periods presented.

DELTA AIR LINES, INC.
Selected Balance Sheet Data

	June 30,	December 31,

	2005	2004

	(Unaudited)
(in millions)
Cash and cash equivalents	$1,341	$1,463
Short-term investments	330	336
Restricted cash, including noncurrent	370	350
Total assets	21,561	21,801
Total debt and capital leases, including current maturities	14,082	13,898
Total shareowners' deficit	(6,985)	(5,796)

Note 1: The following tables show reconciliations of certain financial measures adjusted for the items shown below

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(in millions)	2005	2004	2005	2004

Net loss	($382)	($1,963)	($1,453)	($2,346)
Items excluded:
Pension and related charges	96	117	617	117
Aircraft charges	—	—	10	—
Deferred tax benefit	(18)	1,534	(162)	1,319

Total items excluded	78	1,651	465	1,436

Net loss excluding special items	($304)	($312)	($988)	($910)

Basic and diluted loss per share	($2.64)	($15.79)	($10.17)	($18.95)
Items excluded:
Pension and related charges	0.65	0.94	4.28	0.94
Aircraft charges	—	—	0.07	—
Deferred tax benefit	(0.12)	12.30	(1.12)	10.62

Total items excluded	0.53	13.24	3.23	11.56

Basic and diluted loss per share excluding special items	($2.11)	($2.55)	($6.94)	($7.39)

(in millions)
Operating expenses	$4,314	$4,202	$8,918	$8,119
Items excluded:
Pension and related charges	(96)	(117)	(617)	(117)
Aircraft charges	—	—	(10)	—

Total items excluded	(96)	(117)	(627)	(117)

Operating expenses excluding special items	$4,218	$4,085	$8,291	$8,002

(in millions)
Mainline operating expenses	$3,443	$3,426	$7,215	$6,591
Items excluded:
Pension and related charges	(96)	(117)	(617)	(117)
Aircraft charges	—	—	(10)	—

Total items excluded	(96)	(117)	(627)	(117)

Mainline operating expenses excluding special items	$3,347	$3,309	$6,588	$6,474

Fuel expense	($881)	($555)	($1,615)	($1,025)

Mainline operating expenses excluding fuel expense and special items	$2,466	$2,754	$4,973	$5,449

CASM	10.66 ¢	10.88 ¢	11.38 ¢	10.92 ¢
Items excluded:
Pension and related charges	(0.24)	(0.30)	(0.79)	(0.16)
Aircraft charges	—	—	(0.01)	—

Total items excluded	(0.24)	(0.30)	(0.80)	(0.16)

CASM excluding special items	10.42 ¢	10.58 ¢	10.58 ¢	10.76 ¢

Fuel expense	(2.60)	(1.73)	(2.47)	(1.67)

CASM excluding fuel expense and special items	7.82 ¢	8.85 ¢	8.11 ¢	9.09 ¢

Mainline CASM	9.92 ¢	10.32 ¢	10.74 ¢	10.35 ¢
Items excluded:
Pension and related charges	(0.27)	(0.35)	(0.92)	(0.18)
Aircraft charges	—	—	(0.01)	—

Total items excluded	(0.27)	(0.35)	(0.93)	(0.18)

Mainline CASM excluding special items	9.65 ¢	9.97 ¢	9.81 ¢	10.17 ¢

Fuel expense	(2.54)	(1.67)	(2.41)	(1.61)

Mainline CASM excluding fuel expense and special items	7.11 ¢	8.30 ¢	7.40 ¢	8.56 ¢

Breakeven load factor	80.84%	81.66%	87.87%	80.38%
Items excluded:
Pension and related charges	(1.93)	(2.45)	(6.52)	(1.25)
Aircraft charges	—	—	(0.11)	—

Total items excluded	(1.93)	(2.45)	(6.63)	(1.25)

Breakeven load factor excluding special items	78.91%	79.21%	81.24%	79.13%

(in millions)
Operating loss	($129)
Items excluded:
Pension and related charges	96

Total items excluded	96

Operating loss excluding special items	($33)

Capital Expenditures (in millions)	Three Months Ended June 30, 2005

Cash used by investing activities - GAAP
Flight equipment additions	$233
Ground property & equipment additions	67
Add:
Aircraft seller financing	148
Less:
Sale of aircraft during the quarter [1]	(193)
Boston airport terminal project expenditures	(17)
Other	(1)

Capital expenditures	$237

1 In October 2003, we entered into a definitive agreement with a third party to sell 11 B-737-800 aircraft immediately after those aircraft are delivered to us by the manufacturer in 2005. During the June 2005 quarter, five B-737-800 aircraft were delivered to us and subsequently sold to a third party under this agreement. This line item represents the cost of the aircraft included in the flight equipment additions line item above.

Note 2: June 2005 Quarter Traffic, Capacity, Load Factor, Yield and Unit Revenue vs. June 2004 Quarter

Year-Over-Year Change
	North America	Atlantic	Latin America	Pacific
Traffic	5.7%	8.2%	34.4%	0.5%
Capacity	3.4%	5.1%	34.9%	0.1%
Load Factor	1.7 pts.	2.4 pts.	(0.2) pts.	0.4 pts.
Yield	(1.7%)	3.6%	(3.7%)	7.4%
Passenger Unit Revenue	0.5%	6.6%	(4.0%)	7.8%